Exhibit 10.1

Translation of Employment Agreement for Zhengyu Wang

Party A: Zhejiang Forest Bamboo Technology, Ltd.

Party B: Wang Zhengyu

Contract Period: 2011-1-1- to 2016-1-1

Salary: 20,000/monthly; 300,000/yearly

Position: Chairman

Terms for amending or terminating the Agreement:

1. The Agreement may be amended upon the occurrence of the following: (i) the Company’s converting and adjusting of the production task prevents the continuation of the Agreement; (ii) Mr. Wang is determined not competent for the position after a Company evaluation; and (iii) the Agreement cannot be performed due to force majeure or other law, regulations or polices.

The Company shall not require Mr. Wang to perform tasks beyond what is required in the Agreement unless: a natural disaster or accidents affects the Company’s normal operations, or the Company’s operating conditions require a temporary job transfer within the Company.

2. Termination of the Agreement by the Company: (i) Mr. Wang’s failure of a Company evaluation during the trial period; (ii) Mr. Wang seriously violates the regulations or company policies of the Company; (iii) Mr. Wang’s dereliction of duty causes major damages for the Company; or (iv) Mr. Wang is convicted of a crime.

Under the following circumstances the Company needs to provide written notice to Mr. Wang prior to terminating the Agreement: (i) due to Mr. Wang’s health condition, he cannot continue to perform his job; (ii) Mr. Wang shows incompetence even after extra training or a job transfer; (iii) any condition precedent that the Agreement was based on doesn’t exist anymore and an agreement cannot be reached to change the terms of the Agreement; (iv) the Company files for bankruptcy or is in the process of filing for bankruptcy; and (v) the Company’s operating condition meets the government’s standards of “Enterprises in Operation Difficulty.”

Under the following circumstances the Company may not terminate the Agreement: (i) prior to the expiration of the Agreement’s term; (ii) occupational hazards or work related injuries prevent Mr. Wang from working; (iii) Mr. Wang is forced to recover from a work related injury; or (iv) Mr. Wang is on paternity leave.

Under the following circumstances Mr. Wang can terminate the Agreement: (i) at any time during the trial period; (ii) he is physically forced by the Company to perform the job; (iii) he is not paid pursuant to the terms of the Agreement; or (iv) the Company’s poor work conditions causes Mr. Wang health problems.

Under the following circumstances Mr. Wang may terminate the Agreement upon 30 days’ notice to the Company: (i) with Company’s prior consent, (ii) upon Mr. Wang’s acceptance to an academic program; (iii) Mr. Wang has legitimate reasons for a reasonable job flow; or (iv) Mr. Wang decides to relocate outside of China.

Under the following circumstance Mr. Wang may not terminate the Agreement: (i) he is the lead responsible person for a major technology research project, major construction project and the projects have not yet been completed; (ii) during the term of confidentiality, (iii) Mr. Wang is involved in confidential assignments; (iv) Mr. Wang is under an ongoing criminal investigation; or (v) Mr. Wang is under Company probation.

The Agreement can be terminated with both parties’ consent without violating the nation’s and the society’s interest.

If needed, the Agreement may be renewed.

Social insurance and welfare:

Both parties will participate in pension insurance. The Company will pay for Mr. Wang’s insurance for work-related injuries, and will follow applicable law regarding health insurance.

Mr. Wang will be entitled to vacations, family visit, bereavement, and maternal leaves.

Responsibility for breaching the Agreement: any party that breaches the Agreement shall take full lawful responsibility; no party shall bear any responsibility if it is a force majeure that causes the termination of the Agreement; and any party who causes loss to the other party will pay compensation accordingly.

Other terms:

Mr. Wang shall be subject to confidentiality restrictions.

Both parties agree that the labor compensation indicated in this Agreement includes Non-compete compensation.

Any disputes between two parties can be brought up to the Arbitration Commission or even to the People’s Court.

Mr. Wang’s travel for study abroad, visits or oversea exhibits will be paid by the Company and Mr. Wang shall serve the Company for at least two years after returning from such trips before leaving his employment or Mr. Wang is required to reimburse the Company for training costs.